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EXHIBIT 11.1

                              JABIL CIRCUIT, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                  (in thousands, except for per share amounts)
                                  (Unaudited)



                                                                       Three months ended
                                                                          November 30,
                                                                         1996      1997
                                                                        ------   -------

 Net income                                                            $ 8,828   $19,071
                                                                       =======   =======

 Computation of weighted average common
 and common equivalent shares outstanding:

 Common stock                                                           35,668    37,019


 Options                                                                 2,216     1,656
                                                                       -------   -------

 Total number of shares used in computing
 per share amounts                                                      37,884    38,675
                                                                       =======   =======

 Net income per share                                                  $  0.23   $  0.49
                                                                       =======   =======


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